Exhibit 10.17

2005 INCENTIVE AND NONQUALIFIED STOCK OPTION AGREEMENT

          THIS AGREEMENT, effective as of April ___, 2005, by and between FOREST CITY ENTERPRISES, INC., an Ohio corporation of Cleveland, Ohio, (the “Company”) and ______, an employee of the Company or a Subsidiary (the “Employee”). All capitalized terms have the meanings set forth in the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended, Restated and Renamed as of June 8, 2004) (the “Plan”) unless otherwise specifically provided.

WITNESSETH:

     WHEREAS, the Board of Directors of the Company (the “Board”) is of the opinion that the interests of the Company and its shareholders will be advanced by affording present and future executives and key employees an opportunity to secure stock ownership in the Company;

     WHEREAS, the execution of an Incentive and Nonqualified Stock Option Agreement substantially in the form hereof has been authorized by a resolution of the Compensation Committee of the Board (the “Committee”) duly adopted on April ___, 2005; and

     NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises set forth herein, the parties hereto agree as follows:

1.	GRANT OF OPTION. The Company hereby grants to the Employee, effective as of April ___, 2005 (the “Date of Grant”), a stock option (this “Option Right”) to purchase under the Plan, an aggregate of ___shares of the presently authorized Class A Common Stock, $0.33 1/3 par value, of the Company (the “Shares”). With respect to ___Shares, the Option Right is intended to be an “incentive stock option” (the “Incentive Stock Option Right”) within the meaning of that term under Section 422 of the Internal Revenue Code of 1986, as amended, and this Agreement shall be construed in a manner that will enable the Incentive Stock Option Right to be so qualified and with respect to ___Shares, the Option Right is intended to be a nonqualified stock option (the “Nonqualified Option Right”) and shall not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.	OPTION PRICE. The Option Price with respect to the Shares covered by this Option Right shall be $___.___per Share, the Market Value per Share as of the close of business on the Date of Grant.

3.	OPTION PERIOD; VESTING AND TIME OF EXERCISE OF OPTION RIGHT. (a) This Option Right shall continue in effect for a period of 10 years from the Date of Grant, except as such option period may be reduced as hereinafter provided in Section 6 of this Agreement as a result of certain terminations of the employment of the Employee.

(b)	This Option Right shall be exercisable cumulatively over the option period only in accordance with the following terms, conditions and provisions:

(i)	Except as otherwise provided in the Plan or this Agreement, this Option Right shall not be exercisable prior to the second anniversary of the Date of Grant, and upon such day this Option Right shall automatically become vested and exercisable with respect to 25% of this Option Right. Thereafter, upon the third anniversary of the Date of Grant, the Employee may exercise an additional 25% up to 50% of this Option Right. Upon the fourth anniversary and thereafter until the tenth anniversary of the Date of Grant, the Employee may exercise an additional 50% up to 100% of this Option Right. Schedule I, attached hereto, lists the number of Shares the Employee may exercise this Option Right for upon the second, third and fourth through tenth anniversaries of the ten-year option period.

(ii)	Except as hereinafter provided in Section 6 of this Agreement, no part of this Option Right may be exercised unless the Employee is, at the date of such exercise, in the employ of the Company or a Subsidiary, and shall have been continuously so employed since the Date of Grant. Approved absence or leave from the Company, or a Subsidiary, shall not be considered an interruption of employment for the purposes of this Agreement.

4.	METHOD OF EXERCISE. Shares may be purchased pursuant to this Agreement only upon receipt by the Secretary of the Company of notice in writing from Employee of his or her intention to purchase, specifying the number of Shares as to which he desires to exercise his Option Right, and said notice shall be accompanied by the full amount of the purchase price in the form of: cash, a certified or official bank check, a money order, a cashier’s check, or in Shares that have been owned by the Employee for at least six months prior to the date of exercise and having a market value at the time of exercise equal to the total Option Price of the Shares subject to such exercise. Such form of written notice is attached hereto. In no event shall this Option Right be exercisable as to less than 25 Shares at any one time or all of the remaining Shares then subject to this Option Right, if less than 25.

5.	OPTION RIGHT CONFERS NO RIGHTS AS COMMON STOCKHOLDER. The Employee shall not be entitled to any privileges of ownership with respect to Shares subject to this Option Right, unless and until purchased and delivered upon the exercise of this Option Right, in whole or in part, and the Employee becomes a stockholder of record with respect to such delivered Shares. The Employee shall not be considered a stockholder of the Company with respect to any such Shares not so purchased and delivered.

6.	TERMINATION OF OPTION RIGHT. (a) In the event the employment of the Employee with the Company or a Subsidiary, shall terminate for any reason other than disability (as defined in the Company’s Long Term Disability Plan, as amended from time to time) (“Disability”), death, or Retirement, all rights to purchase Shares pursuant to this Option Right (including rights to purchase Shares thereunder which have accrued but which then remain unexercised) shall forthwith cease and terminate.

(b)	In the event of the termination of the Employee’s employment because of Disability, this Option Right may be exercised by the Employee, to the extent he was entitled to do so on the date of termination of his employment, but not later than ten years from the Date of Grant.

(c)	If the Employee’s employment shall terminate by reason of Retirement, this Option Right shall become immediately exercisable by the Employee on the date of his or her Retirement until ten years from the Date of Grant.

(d)	If the Employee shall die during his employment with the Company or a Subsidiary or during a period of Disability, this Option Right may be exercised by the legal representative of the Optionee, to the extent the Optionee was entitled to exercise this Option Right at the time of his death until ten years from the Date of Grant.

(e)	To the extent that this Option Right shall not have been exercised within the period above provided due to his death, Retirement or termination because of Disability, all further rights to purchase Shares pursuant to such Option Right shall cease and terminate at the expiration of such period.

7.	TRANSFERABILITY. (a) Except as provided in Section 7(b), this Option Right may not be transferred by the Employee other than by will or the laws of descent and distribution or pursuant to a domestic relations order. During the Employee’s lifetime, this Option Right is exercisable only by the Employee or, in the case of the Employee’s legal incapacity, only by his guardian or legal representative, provided, however, that if so determined by the Committee, the employee may, in a manner designated by the Committee, designate a beneficiary to exercise the rights of the Employee under this Option Right upon the death of the Employee. Absent such a designation, in a case of death, this Option Right shall be exercisable by the executor, administrator or legal representative of the deceased Employee.

(b)	The Nonqualified Option Right only may be transferable by the Employee, without payment of consideration therefor by the transferee, only to any one or more members of the Employee’s immediate family; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Committe and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Employee. For the purposes of this Section 7, the term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Employee’s household (other than a tenant or Employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than fifty percent of the voting interests.

(c)	Except as permitted by the above, this Option Right may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise or be subject to execution, attachment or similar process). Any attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of this Option Right shall be null and void.

8.	CHANGE IN STOCK CAPITALIZATION. The Committee may make or provide for such adjustments in the numbers of Shares covered by this Option Right, in the price per share applicable to such Option Right and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Employee that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for this Option Right any or all other outstanding awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Company shall give the Employee written notice of any change described in this Section 8.

9.	EMPLOYMENT RIGHTS. Nothing contained in the Plan or in any Option Right granted pursuant to the Plan shall confer upon any Employee any right to be continued in the employment of the Company or any Subsidiary, or interfere in any way with the right of the Company, or such Subsidiary, to terminate his or her employment at any time.

10.	AMENDMENTS TO PLAN AND AGREEMENT. (a) The Committee may, without further action by the shareholders, from time to time, amend, alter, suspend or terminate the Plan, except as otherwise required by applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted.

(b)	This Agreement may not be modified orally. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Employee with respect to this Option Right without the Employee’s written consent.

11.	DELIVERING OF SHARES. The Employee shall give notice of his intent to exercise an Option Right, and Shares shall be delivered by the Company after full payment of the Option Right Price in respect of the Shares delivered, subject to the conditions of Section 4 hereof.

12.	CANCELLATION OF OPTION RIGHTS. The Committee may cancel any unexercised portion of the Option if the Employee and while having rights to purchase hereunder, engages in employment or activities which in any way directly or indirectly, divert or attempts to divert from the Company any business whatsoever, and which in the opinion of the Committee are contrary to the best interests of the Company.

13.	NOTICES. Any notice to be given hereunder by the Employee shall be sent by certified or registered mail addressed to the Company for the attention of the Chairman of the Board, or the President, at its principal office, Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2267, and any notice by the Company to the Employee shall be sent by certified or registered mail addressed to the Employee at [address]. Either party may, by notice given to the other in accordance with the provisions of this Section, change the address to which subsequent notices shall be sent.

14.	AGREEMENT SUBJECT TO THE PLAN. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Employee hereby acknowledges receipt of a copy of the Plan.

15.	GOVERNING LAW. This Agreement shall be governed by the internal substantive laws of the State of Ohio.

16.	WITHHOLDING TAXES. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option Right, the Employee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof. The Employee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the Shares that are issuable to the Employee upon the exercise of the Option Right. If such election is made, the Shares so surrendered by the Employee shall be credited against any such withholding obligation at their Market Value per Share on the date of such surrender. In no event, however, shall the Company accept Shares for payment of taxes in excess of required tax withholding rates.

17.	MANDATORY NOTICE OF DISQUALIFYING DISPOSITION. Without limiting any other provision hereof, the Employee hereby agrees that if he disposes (whether by sale, exchange, gift, or otherwise) of any of the Incentive Stock Option Right within two years of the Date of Grant or within one year of the transfer of such Incentive Stock Option Right to the Employee, the Employee shall notify the Company of such disposition in writing within 30 days from the date of such disposition. Such written notice shall state the principal terms of such disposition and the type and amount of the consideration received for such Incentive Stock Option Right by the Employee in connection therewith.

18.	GENERAL. It is understood that wherever masculine pronouns are used in this Agreement, it is intended to include the feminine pronouns as well as the masculine.

     IN WITNESS WHEREOF, we have hereunto set our hands this ___ day of April, 2005.

FOREST CITY ENTERPRISES, INC.

Charles A. Ratner, President

NAME, Employee

Exercise of Stock Option

Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1100
Cleveland, Ohio 44113-2267

Ladies and Gentlemen:

          The undersigned Employee hereby exercises the Option Right granted to him/her pursuant to the Incentive and Nonqualified Stock Option Agreement dated April ___, 2005 between Forest City Enterprises, Inc. and the Employee with respect to                      Shares covered by the Incentive Stock Option Right of                      Shares covered by the Nonqualified Stock Option Right; and:

(a)	tenders herewith $ in payment of the Option Right Price thereof by delivery of . The name and registered address on such certificate should be:

(form of payment)

or

(b)	to the extent permitted by law, elects to make a cashless exercise in accordance with Section 6D of the Plan. A copy of this Notice and stock certificates representing the Shares should be delivered to:

.

The Employee’s social security number is:

Employee

Dated: